Exhibit 99.1

ChampionX Reports First Quarter 2024 Results

•Revenue of $922.1 million, decreased 3% year-over-year
•Net income attributable to ChampionX of $112.9 million, increased 78% year-over-year
•Adjusted net income of $96.4 million, increased 17% year-over-year
•Adjusted EBITDA of $191.7 million, increased 4% year-over-year
•Income before income taxes margin of 15.2%, increased 547 basis points year-over-year
•Adjusted EBITDA margin of 20.8%, increased 130 basis points year-over-year
•Cash from operating activities of $173.5 million and free cash flow of $144.0 million
•Returned 38% of cash from operating activities and 46% of free cash flow to shareholders

THE WOODLANDS, TX, April 24, 2024 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced first quarter of 2024 results. Revenue was $922.1 million, net income attributable to ChampionX was $112.9 million, and adjusted EBITDA was $191.7 million. Income before income taxes margin was 15.2% and adjusted EBITDA margin was 20.8%. Cash from operating activities was $173.5 million and free cash flow was $144.0 million.

CEO Commentary

“The first quarter demonstrated the resiliency of our ChampionX portfolio as we delivered strong adjusted EBITDA and adjusted EBITDA margin, and generated robust free cash flow despite typical seasonal headwinds internationally. Our ongoing focus on productivity contributed to strong year-over-year profitability improvement. These results were the direct result of our employees around the world remaining laser-focused on serving our customers well, and I am grateful to them for their dedication to our corporate purpose of improving lives,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the first quarter of 2024, we generated revenue of $922 million, which decreased 3% year-over-year. Revenue declined 2% sequentially, in line with our expectations, driven by a typical seasonal decline in international operations, partially offset by higher volumes in our shorter-cycle North American businesses. We generated net income attributable to ChampionX of $113 million, which increased 78% year-over-year and 46% sequentially, and adjusted EBITDA of $192 million, which increased 4% year-over-year and declined 3% sequentially. Our income before income taxes margin improved by approximately 547 basis points year-over-year and 308 basis points sequentially, and our adjusted EBITDA margin expanded by approximately 130 basis points year-over-year and declined 21 basis points sequentially in the first quarter.

“Cash flow from operating activities was $174 million during the first quarter, which represented 154% of net income attributable to ChampionX, and we generated strong free cash flow of $144 million during the period, which represented 75% of our adjusted EBITDA for the period. During the quarter, through our regular cash dividend of $16 million and $49 million of ChampionX share repurchases, we returned 38% of cash from operating activities and 46% of our free cash flow to our shareholders. Our balance sheet and financial position remain strong, ending the first quarter with approximately $1.1 billion of liquidity, including $386 million of cash and $670 million of available capacity on our revolving credit facility.”

Agreement to be Acquired by SLB

On April 2, 2024, SLB (NYSE: SLB) and ChampionX jointly announced a definitive Agreement and Plan of Merger (the “Merger Agreement”) for SLB to purchase ChampionX in an all-stock transaction. The transaction was unanimously approved by the ChampionX board of directors. The transaction is subject to ChampionX shareholders’ approval, regulatory approvals and other customary closing conditions. It is currently anticipated that the closing of the transaction will occur before the end of 2024.

ChampionX may continue to pay its regular quarterly cash dividends with customary record and payment dates, subject to certain limitations under the Merger Agreement. Given the pending acquisition of ChampionX by SLB, ChampionX has discontinued providing quarterly guidance and will not host a conference call or webcast to discuss its first quarter 2024 results.

Production Chemical Technologies

Production Chemical Technologies revenue in the first quarter of 2024 was $590.1 million, a decrease of $44.0 million, or 7%, sequentially, due primarily to seasonal declines internationally.

Segment operating profit was $87.8 million and adjusted segment EBITDA was $118.0 million. Segment operating profit margin was 14.9%, a decrease of 123 basis points, sequentially, and adjusted segment EBITDA margin was 20.0%, a decrease of 193 basis points, sequentially. The sequential decrease in segment operating profit margin and adjusted segment EBITDA margin was driven by product mix and operating leverage impacted by the seasonal decline in international revenue noted above.

Production & Automation Technologies

Production & Automation Technologies revenue in the first quarter of 2024 was $252.6 million, an increase of $11.3 million, or 5%, sequentially, due primarily to higher demand in North America.

Revenue from digital products was $56.8 million in the first quarter of 2024, up 8% sequentially, and down 1% year-over-year.

Segment operating profit was $28.5 million and adjusted segment EBITDA was $60.3 million. Segment operating profit margin was 11.3%, an increase of 211 basis points, sequentially, and adjusted segment EBITDA margin was 23.9%, an increase of 200 basis points, sequentially. The increase in segment operating profit margin and adjusted segment EBITDA margin was driven by higher sales volumes, product mix and productivity improvements.

Drilling Technologies

Drilling Technologies revenue in the first quarter of 2024 was $55.2 million, an increase of $8.4 million, or 18%, sequentially, driven by increased sales volumes of our diamond cutters and diamond bearings products.

Segment operating profit was $44.4 million and adjusted segment EBITDA was $16.1 million. Segment operating profit reflects the net gain on the sale and leaseback of certain buildings and land of $29.9 million. Segment operating profit margin was 80.4%, compared to 18.5% in the prior quarter. Adjusted segment EBITDA margin was 29.1%, an increase of 699 basis points, sequentially, due primarily to increased volumes, improved processing costs, and certain one-time benefits (scrap sales and a royalty payment) in the first quarter.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the first quarter 2024 was $24.7 million, an increase of $3.3 million, or 15%, sequentially, driven by higher sales volumes.

Segment operating profit was $3.7 million and adjusted segment EBITDA was $5.3 million. Segment operating profit margin was 15.2%, a decrease of 309 basis points, sequentially, and adjusted segment EBITDA margin was 21.6%, a decrease of 406 basis points, sequentially. The decrease in adjusted segment EBITDA margin was driven by one-off supply chain favorability in the fourth quarter that was not repeated in the first quarter.

Other Business Highlights: Chemical Technologies
•Completed chemical recommendations and supplied first fill chemical volumes for a new startup tie-back project in deepwater Gulf of Mexico. This project is expected to add valuable throughput to an existing producing facility through the use of a suite of ChampionX Surflo PlusTM registered subsea flow assurance chemistries.
•Secured a contract extension with an IOC in the Gulf of Mexico. With this extension, ChampionX continues to deliver the products, services, and technology designed for an efficient and effective chemical management program.
•The U.S. Land sales team deployed approximately 1,500 tank level monitoring (TLM) units to heavily serviced accounts in remote areas of the United States. The deployment is designed to ensure continuous correct dosage requirements for customer operations, quicker resolution of pump-related issues, and improvements to accuracy of pump rates while reducing miles driven and fuel consumption.
•ChampionX was chosen by a midstream operator in Canada to provide corrosion and paraffin inhibition programs to a 575-kilometer pipeline network that transports natural gas liquids and condensate from the Montney and Duvernay shale plays to the company’s condensate hub in Ft. Saskatchewan.
•ChampionX Brazil has been awarded a new contract by an IOC in Brazil Offshore to provide topside and subsea certified production chemicals for the Bacalhau field development project. The contract covers the engineering support, design, manufacturing, and delivery of 19 specialty chemicals, which will be critical to produce 220,000 barrels of oil per day and its associated produced water from the Bacalhau field, located in the Santos Basin. The subsea chemicals are designed to ensure the continuous flow of oil into the wells, preventing scale, corrosion, and hydrate formation, and enhancing the recovery of oil and gas. The chemicals will be manufactured at ChampionX's manufacturing facilities in Latin America and the U.S.
•ChampionX was awarded the first-fill contract to supply corrosion inhibitor solutions for the first subsurface gas storage in the Kingdom of Saudi Arabia. The corrosion inhibitors are designed to ensure the integrity and reliability of the gas storage infrastructure by mitigating corrosion risks during both the injection and withdrawal phases of gas.

Other Business Highlights: Production & Automation Technologies
•In February, ChampionX acquired Artificial Lift Performance (ALP), a provider of advanced analytics solutions for enhancing oil and gas production performance. This acquisition is a key enabler to deliver end-to-end digital solutions that enhance the productivity and profitability of our customers’ producing assets. Combining the capabilities of ALP’s flagship Pump Checker™ software with ChampionX’s XSPOC™ production optimization software offers a comprehensive suite of advanced analytics across all major artificial lift types and chemical applications, enabling operators to gain invaluable insights and make informed decisions to meet their business objectives.
•In March, ChampionX announced it plans to acquire RMSpumptools Limited, a business unit of the energy division of UK-based James Fisher and Sons plc. The unit manufactures highly engineered mechanical and electrical solutions for complex artificial lift applications. The integration of RMSpumptools’ technology will enhance ChampionX's Production and Automation Technologies portfolio and will further strengthen the Company’s presence and participation in a broad range of international markets including the Middle East, Latin America, and global offshore developments.
•UNBRIDLED® ESP Systems kicked off a strategic technology partnership with a US public company operator to offer an ESP autonomous control solution, with two projects currently under way in the Permian. Enhanced ESP artificial intelligence (AI) software will be hosted on ChampionX’s digital platform and UNBRIDLED® ESP Systems will provide the variable speed drive, valve control system, field resources, and LOOKOUTTM Plus optimization services. This solution provides AI-based ESP optimization recommendations, automates tubing / casing back pressure valve control, and enables cloud-based ESP control.
•Asia Pacific team continued to strengthen its leading Artificial Lift business in Australia by re-signing a new multi-year, multi-product supply contract for a major IOC. The contract covers surface and subsurface technologies for coalbed methane applications.
•A Middle East national oil company awarded ChampionX 70% of a three-year contract for plunger lift products and services. The contract includes equipment, digital automation hardware and software, as well as turnkey services.
•Installed two new chemical injection skids for a national oil company in the Middle East. The packages include an automated controller with a patented measurement system, and the ongoing provision of scale inhibitor.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, highly inflationary currency changes, and other amounts excluded from adjusted EBITDA could have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.ChampionX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.
Additional Information about the Transaction and Where to Find It
In connection with the proposed transaction, SLB intends to file with the SEC a registration statement on Form S-4 (the “Form S-4”) that will include a proxy statement of ChampionX and that also constitutes a prospectus of SLB with respect to the shares of SLB to be issued in the proposed transaction (the “proxy statement/prospectus”). Each of SLB and ChampionX may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form S-4 or proxy statement/prospectus or any other document that SLB or ChampionX may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of ChampionX. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Form S-4 and the proxy statement/prospectus (if and when available) and other documents containing important information about SLB, ChampionX and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by SLB will be available free of charge on SLB’s website at https://investorcenter.slb.com. Copies of the documents filed with, or furnished to, the SEC by ChampionX will be available free of charge on ChampionX’s website at https://investors.championx.com. The information included on, or accessible through, SLB’s or ChampionX’s website is not incorporated by reference into this communication.

Participants in the Solicitation
SLB, ChampionX and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of SLB, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in SLB’s proxy statement for its 2024 Annual Meeting of Stockholders (https://www.sec.gov/ix?doc=/Archives/edgardata/0000087347/000130817924000033/lslb2024_def14a.htm), which was filed with the SEC on February 22, 2024, including under the sections entitled “Director Compensation”, “Security Ownership by Management and Our Board”, “Compensation Discussion and Analysis”, “2023 Compensation Decisions and Results”, “Elements of 2023 Total Compensation”, “Long-Term Equity Incentive Awards”, “Executive Compensation Tables”, “Grants of Plan-Based Awards in

2023”, “Outstanding Equity Awards at Year-End 2023”, “Potential Payments Upon Termination or Change in Control” and “Pay vs. Performance Comparison” and SLB’s Annual Report on Form 10-K for the fiscal year ended
December 31, 2023 (https://www.sec.gov/ix?doc=/Archives/edgar/data/0000087347/000095017024006884/slb-20231231.htm), which was filed with the SEC on January 24, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. Information about the directors and executive officers of ChampionX, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in ChampionX’s proxy statement for its 2024 Annual Meeting of Stockholders (https://www.sec.gov/ix?doc=/Archives/edgar/data/1723089/000172308924000079/championx-20240401.htm), which was filed with the SEC on April 3, 2024, including under the sections entitled “Executive Compensation Highlights”, “Director Compensation”, “2023 Director Compensation Table”, “Security Ownership of Certain Beneficial Owners and Management”, “Compensation Discussion and Analysis”, “Key Compensation Overview for 2023”, “Elements of Our Executive Compensation Program”, “Long-Term Equity Incentive Compensation”, “Additional Executive Compensation Governance Considerations”, “Executive Compensation Tables”, “Potential Payments upon Termination or Change-in-Control”, “Pay-versus-Performance” and ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (https://www.sec.gov/ix?doc=Archivesedgardata/1723089/000172308924000011championx-20231231.htm), which was filed with the SEC on February 6, 2024, including under the sections entitled “Item. 10 Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4 and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the Form S-4 and the proxy statement/prospectus carefully when available before making any voting or investment decisions. You may obtain free copies of these documents from SLB or ChampionX using the sources indicated above.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2024	2023	2023
Revenue	$922,141	$943,555	$948,347
Cost of goods and services	622,937	661,337	664,992
Gross profit	299,204	282,218	283,355
Costs and expenses:
Selling, general and administrative expense	172,414	147,415	160,816
Loss (gain) on disposal group and sale-leaseback transaction	(29,883)	—	12,965
Interest expense, net	13,935	13,808	12,466
Foreign currency transaction losses, net	55	14,651	9,252
Other expense (income), net	2,927	(7,584)	(3,957)
Income before income taxes	139,756	113,928	91,813
Provision for income taxes	26,596	35,771	28,669
Net income	113,160	78,157	63,144
Net income (loss) attributable to noncontrolling interest	237	959	(388)
Net income attributable to ChampionX	$112,923	$77,198	$63,532

Earnings per share attributable to ChampionX:
Basic	$0.59	$0.40	$0.32
Diluted	$0.58	$0.39	$0.31

Weighted-average shares outstanding:
Basic	190,803	193,191	198,286
Diluted	193,964	196,649	202,440

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$386,017	$288,557
Receivables, net	471,813	534,534
Inventories, net	543,224	521,549
Prepaid expenses and other current assets	75,110	80,777
Total current assets	1,476,164	1,425,417

Property, plant and equipment, net	759,038	773,552
Goodwill	679,704	669,064
Intangible assets, net	240,459	243,553
Other non-current assets	167,584	130,116
Total assets	$3,322,949	$3,241,702

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$6,203	$6,203
Accounts payable	532,205	451,680
Other current liabilities	268,785	324,866
Total current liabilities	807,193	782,749

Long-term debt	593,575	594,283
Other long-term liabilities	227,007	203,639
Stockholders’ equity:
ChampionX stockholders’ equity	1,710,463	1,676,622
Noncontrolling interest	(15,289)	(15,591)
Total liabilities and equity	$3,322,949	$3,241,702

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$113,160	$63,144
Depreciation and amortization	59,580	56,710
(Gain) loss on sale-leaseback transaction and disposal group	(29,883)	12,965
Loss on Argentina Blue Chip Swap transaction	4,092	—
Deferred income taxes	(12,903)	(8,441)
Loss (gain) on disposal of fixed assets	1,107	(534)
Receivables	62,915	62,673
Inventories	(39,873)	(63,139)
Accounts payable	68,248	40,708
Other assets	(602)	1,472
Leased assets	(4,254)	(9,830)
Other operating items, net	(48,079)	(63,350)
Net cash flows provided by operating activities	173,508	92,378

Cash flows from investing activities:
Capital expenditures	(31,912)	(26,530)
Proceeds from sale-leaseback transaction	44,292	—
Proceeds from sale of fixed assets	2,390	3,505
Purchase of investments	(17,162)	—
Sale of investments	13,070	—
Acquisitions, net of cash acquired	(21,472)	—
Net cash used for investing activities	(10,794)	(23,025)

Cash flows from financing activities:
Repayment of long-term debt	(1,551)	(26,563)
Repurchases of common stock	(49,399)	(40,428)
Dividends paid	(16,247)	(15,011)
Other	3,104	10,895
Net cash used for financing activities	(64,093)	(71,107)

Effect of exchange rate changes on cash and cash equivalents	(1,161)	(437)

Net increase (decrease) in cash and cash equivalents	97,460	(2,191)
Cash and cash equivalents at beginning of period	288,557	250,187
Cash and cash equivalents at end of period	$386,017	$247,996

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2024	2023	2023
Segment revenue:
Production Chemical Technologies	$590,108	$634,137	$591,684
Production & Automation Technologies	252,614	241,294	251,548
Drilling Technologies	55,206	46,821	56,707
Reservoir Chemical Technologies	24,705	21,402	25,806
Corporate and other	(492)	(99)	22,602
Total revenue	$922,141	$943,555	$948,347

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$87,832	$102,179	$66,314
Production & Automation Technologies	28,470	22,110	34,792
Drilling Technologies	44,402	8,679	11,887
Reservoir Chemical Technologies	3,746	3,907	1,987
Total segment operating profit	164,450	136,875	114,980
Corporate and other	10,759	9,139	10,701
Interest expense, net	13,935	13,808	12,466
Income before income taxes	$139,756	$113,928	$91,813

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	14.9%	16.1%	11.2%
Production & Automation Technologies	11.3%	9.2%	13.8%
Drilling Technologies	80.4%	18.5%	21.0%
Reservoir Chemical Technologies	15.2%	18.3%	7.7%
ChampionX Consolidated	15.2%	12.1%	9.7%

Adjusted EBITDA
Production Chemical Technologies	$118,031	$139,107	$113,608
Production & Automation Technologies	60,340	52,800	59,943
Drilling Technologies	16,074	10,361	13,463
Reservoir Chemical Technologies	5,346	5,501	4,414
Corporate and other	(8,079)	(9,624)	(6,569)
Adjusted EBITDA	$191,712	$198,145	$184,859

Adjusted EBITDA margin
Production Chemical Technologies	20.0%	21.9%	19.2%
Production & Automation Technologies	23.9%	21.9%	23.8%
Drilling Technologies	29.1%	22.1%	23.7%
Reservoir Chemical Technologies	21.6%	25.7%	17.1%
ChampionX Consolidated	20.8%	21.0%	19.5%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2024	2023	2023
Net income attributable to ChampionX	$112,923	$77,198	$63,532
Pre-tax adjustments:
(Gain) loss on sale leaseback transaction and disposal group (1)	(29,883)	—	12,965
Russia sanctions compliance and impacts (2)	152	160	521
Restructuring and other related charges	1,709	2,407	4,399
Merger integration costs	—	—	245
Acquisition costs and related adjustments (3)	1,232	(6,817)	(3,512)
Intellectual property defense	779	638	—
Tulsa, Oklahoma storm damage	305	660	—
Foreign currency transaction losses, net	55	14,651	9,252
Loss on Argentina Blue Chip Swap transaction	4,092	—	—
Tax impact of adjustments	5,066	(2,600)	(5,307)
Adjusted net income attributable to ChampionX	96,430	86,297	82,095
Tax impact of adjustments	(5,066)	2,600	5,307
Net income (loss) attributable to noncontrolling interest	237	959	(388)
Depreciation and amortization	59,580	58,710	56,710
Provision for income taxes	26,596	35,771	28,669
Interest expense, net	13,935	13,808	12,466
Adjusted EBITDA	$191,712	$198,145	$184,859
_______________________
(1)    Amount represents the gain on the sale and leaseback of certain buildings and land for the three months ended March 31, 2024. For the three months ended March 31, 2023, amount represents the loss recorded to properly adjust the carrying value of our Chemical Technologies operations in Russia to the lower of carrying value or fair value less costs to sell.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3) Includes revenue associated with the amortization of a liability established as part of the merger transaction with Ecolab Inc. (“Ecolab”) to acquire the Chemical Technologies business, representing unfavorable terms under the Cross Supply Agreement, as well as costs incurred for the acquisition of businesses. During the fourth quarter of 2023, we recorded a fair value adjustment to contingent consideration on a prior acquisition as well as the settlement of an item pursuant to the tax matters agreement with Ecolab.

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2024	2023	2023
Diluted earnings per share attributable to ChampionX	$0.58	$0.39	$0.31
Per share adjustments:
(Gain) loss on sale leaseback transaction and disposal group	(0.15)	—	0.06
Russia sanctions compliance and impacts	—	—	—
Restructuring and other related charges	0.01	0.01	0.03
Merger integration costs	—	—	—
Acquisition costs and related adjustments	0.01	(0.03)	(0.02)
Intellectual property defense	—	—	—
Tulsa, Oklahoma storm damage	—	0.01	—
Foreign currency transaction losses, net	—	0.07	0.05
Loss on Argentina Blue Chip Swap transaction	0.02	—	—
Tax impact of adjustments	0.03	(0.01)	(0.02)
Adjusted diluted earnings per share attributable to ChampionX	$0.50	$0.44	$0.41

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2024	2023	2023
Production Chemical Technologies
Segment operating profit	$87,832	$102,179	$66,314
Non-GAAP adjustments	3,933	11,194	23,115
Depreciation and amortization	26,266	25,734	24,179
Segment adjusted EBITDA	$118,031	$139,107	$113,608

Production & Automation Technologies
Segment operating profit	$28,470	$22,110	$34,792
Non-GAAP adjustments	2,076	1,231	914
Depreciation and amortization	29,794	29,459	24,237
Segment adjusted EBITDA	$60,340	$52,800	$59,943

Drilling Technologies
Segment operating profit	$44,402	$8,679	$11,887
Non-GAAP adjustments	(29,883)	109	—
Depreciation and amortization	1,555	1,573	1,576
Segment adjusted EBITDA	$16,074	$10,361	$13,463

Reservoir Chemical Technologies
Segment operating profit	$3,746	$3,907	$1,987
Non-GAAP adjustments	16	4	810
Depreciation and amortization	1,584	1,590	1,617
Segment adjusted EBITDA	$5,346	$5,501	$4,414

Corporate and other
Segment operating profit	$(24,694)	$(22,947)	$(23,167)
Non-GAAP adjustments	2,299	(839)	(969)
Depreciation and amortization	381	354	5,101
Interest expense, net	13,935	13,808	12,466
Segment adjusted EBITDA	$(8,079)	$(9,624)	$(6,569)

Free Cash Flow

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2024	2023	2023
Free Cash Flow
Cash flows from operating activities	$173,508	$168,953	$92,378
Less: Capital expenditures, net of proceeds from sale of fixed assets	(29,522)	(29,142)	(23,025)
Free cash flow	$143,986	$139,811	$69,353

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$173,508	$168,953	$92,378
Revenue	$922,141	$943,555	$948,347

Cash from operating activities to revenue ratio	19%	18%	10%

Free Cash Flow to Revenue Ratio
Free cash flow	$143,986	$139,811	$69,353
Revenue	$922,141	$943,555	$948,347

Free cash flow to revenue ratio	16%	15%	7%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$143,986	$139,811	$69,353
Adjusted EBITDA	$191,712	$198,145	$184,859

Free cash flow to adjusted EBITDA ratio	75%	71%	38%